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EXHIBIT 12.1
STATEMENT RE COMPUTATION OF RATIOS

                 THE ST. PAUL COMPANIES, INC. AND SUBSIDIARIES
                             COMPUTATION OF RATIOS
                         (IN THOUSANDS, EXCEPT RATIOS)

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                                       THREE
                                      MONTHS                     TWELVE MONTHS ENDED DECEMBER 31,
                                    ENDED MARCH  ----------------------------------------------------------------
                                     31, 1996       1995         1994         1993          1992         1991
                                    -----------  -----------  -----------  -----------  ------------  -----------
EARNINGS (LOSS):
Income (loss) before income
 taxes............................  $   164,080  $   656,233  $   563,578  $   522,606  $   (225,063) $   528,061
Add: fixed charges................       17,119       68,069       62,718       65,633        70,897       65,045
Less: capitalized interest........      --           --           --           --              4,580        3,571
                                    -----------  -----------  -----------  -----------  ------------  -----------
Income (loss), as adjusted........  $   181,199  $   724,302  $   626,296  $   588,239  $   (158,746) $   589,535
                                    -----------  -----------  -----------  -----------  ------------  -----------
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FIXED CHARGES AND PREFERRED
 DIVIDENDS:
Fixed charges:
    Interest costs................  $    12,424  $    46,822  $    39,736  $    40,921  $     40,288  $    39,275
    Rental expense (1)............        4,695       21,247       22,982       24,712        30,609       25,770
                                    -----------  -----------  -----------  -----------  ------------  -----------
        Total fixed charges.......       17,119       68,069       62,718       65,633        70,897       65,045
Preferred stock dividends.........        4,489       18,120       18,337       18,488        18,395       18,451
Dividend on monthly income
 preferred securities.............        3,105        7,763      --           --            --           --
                                    -----------  -----------  -----------  -----------  ------------  -----------
    Total fixed charges and
     preferred dividends..........  $    24,713  $    93,952  $    81,055  $    84,121  $     89,292  $    83,496
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Ratio of earnings to fixed charges
 (2)..............................        10.58        10.64         9.99         8.96       --              9.06
                                    -----------  -----------  -----------  -----------  ------------  -----------
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Ratio of earnings to combined
 fixed charges and preferred stock
 dividends (2)....................         7.33         7.71         7.73         6.99       --              7.06
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(1) Interest portion deemed implicit in total rent expense.

(2) The 1992 loss was inadequate to cover "fixed charges" by $229.6 million, and "combined fixed charges and preferred dividends" by $248.0 million.